Issuer Free Writing Prospectus dated March 20, 2025 Filed Pursuant to Rule 433 Relating to Preliminary Prospectus Supplement dated March 20, 2025 Registration No. 333-276462
 Delivering on the Promise of Gene Therapy for Rare Inherited Retinal Diseases  Braydon,  RDH12 patient

 Market Landscape & Commercial Opportunity  D i s e a s e O v e r v i e w  Most early-onset and severe form of all IRDs; severe vision loss during infancy or at an early age  Most common bestrophinopathy; presents in first two decades of life and causes progressive bilateral vision loss  U . S .  P r e v a l e n c e  ~200 patients  ~9,000 patients  P r o g n o s i s  Onset of profound vision loss typically during infancy, with 100% legally blind at an early age  Slow and progressive vision loss, with some progressing to legal blindness  T r e a t m e n t s  None  None (small proportion who develop CNV as a complication are treated with anti-VEGF therapy)  P i p e l i n e  None  None  H C P / P a t i e n t A d o p t i o n R a t e *  99% / 83%  82% / 61%  S u g g e s t e d  P r i c e  ~$500K per eye (all cases are bilateral)  ~$450K per eye (majority of cases are bilateral)  C o v e r a g e  R a t e  92%; Premium price to Luxturna®, with limited restrictions due to urgent need/small patient population  92%; Limited restrictions, with Luxturna as benchmark for price/coverage  L C A 5  B E S T 1  Luxturna® is a re gistere d trad emark of Spark Th erapeu tics, Inc.  *Based on ta rget p roduct pr ofile sugge sting improved vision .  2 BES T1, bestrophin 1; CNV, choroida l ne ova scularization; IRD, inhe rited retinal disease; LCA5 , Lebe r cong enital ama urosis 5; VEGF, vascu lar endothelial gro wth factor.  1. Stone et al. Op hth almology. 201 7;1 24:1314-133 1. 2. Triangle Insights Gr oup market r ese arch, conducted August 2 023.

 One-year Results from a  Phase 1/2 Study of OPGx-LCA5 Gene Therapy for LCA5  Alan,  LCA5 patient  LCA5, Leber congenital amaurosis 5.

 MLoMT utilizes a readily available VR headset with body trackers to navigate a virtual course  Household objects are presented at increasing illumination while the subject follows a path of red arrows  Subject identifies and “touches” obstacles while following the path  Establishes a threshold of functional vision that may be used to assess impact of disease and treatments  Enormous amount of data automatically collected  Relates well with clinical readouts (visual acuity, visual fields, and visual sensitivity)  MLoMT, Multi-luminance orientation and mobility test; VR, virtual reality.  4 Bennett J, et al. Transl Vis Sci Technol. 2023;12:28.  Easing the Answer to a Regulatory Need: Functional Vision Assessment with a Multi-Luminance Orientation and Mobility Test (MLoMT)

 5  MLoMT Builds Upon the Success of MLMT®  Leverages VR to Provide Flexible Testing with Automatic Scoring  MLMT® and Multi-Luminance Mobility Test® are registered trademarks of Spark Therapeutics, Inc.  MLoMT, Multi-luminance orientation and Mobility Test; MLMT, Multi-Luminance Mobility Test; VR, virtual reality.  1. Bennett J, et al. Transl Vis Sci Technol. 2023;12:28; 2. Aleman et al. Clin Ophthalmol. 2021;15:939  Automatic randomization of dozens of configurations  Delivers test in a relatively short time (20 mins)  Equipment/space affordable  Easy to deploy and duplicate at multiple sites  No physical obstacles that could cause harm in a collision  Attractive to digital-savvy pediatric population  Quantitative information (timing, direction of gaze, acceleration, deceleration, collisions) captured automatically as digital data  Data obtained instantaneously and analyzed  objectively (no need for reading center)  MLMT Physical  Course  MLoMT Virtual Course

 6  MLoMT: All Treated Subjects Identified More Objects Through 12 Months Compared to Baseline  L u m i n a n c e  CFB, change from baseline; FDA, Food and Drug Administration; MLoMT, Multi-Luminance orientation and Mobility Test.  S u b j e c t  0 1 - 03   O bj ects Id e nti f ie d  ( co un t )  S u b j e c t  0 1 - 01   O bj ects Id e nti f ie d  ( co un t )  O bj ects Id e nti f ie d  ( co un t )  S u b j e c t  0 1 - 04   Baseline Month 3  Month 6  Month 12  9 Normal-sighted subjects  9  8  7  6  5  4  3  2  8  7  6  5  4  3  2  1  0  9  8  7  6  5  4  3  2  1  1  0  -1.7 -1.2 -0.7 -0.3  Dimmest Brightest  L um in a nce ( lo g p h ot cd . m - 2 )  -1.7 -1.2 -0.7 -0.3  Dimmest Brightest  L um in a nce ( lo g p h ot cd . m - 2 )  0  -1.7 -1.2 -0.7 -0.3  Dimmest Brightest  L um in a nce ( lo g p h ot cd . m - 2 )  B L   M o n t h  3  M o n t h  6  M o n t h  1 2   B L   M o n t h  3  M o n t h  6  M o n t h  1 2   B L   M o n t h  3  M o n t h  6  M o n t h  1 2   - 1 . 7 (dimmest)  0  0 . 5  0  0  0  0  1 . 5  0  0  1 . 5  1 . 5  3  - 1 . 2  0  1 . 5  0  0  0  1  6  6  0  4 . 5  6 . 5  5 . 5  - 0 . 7  0  1  1 . 5  0 . 5  0  4 . 5  8 . 5  6  4 . 5  6  7  6 . 5  - 0 . 3 (brightest)  0  2  0  0 . 5  0  6  6 . 5  6 . 5  4 . 5  9  8  7  C o u n t o f O b j e c t s I d e n t i f i e d ( M a x = 9 )  Average CFB to 6 months at -0.7 luminance was 4 objects identified; This will be the possible primary endpoint in the FDA registrational study

 7  Full-field Stimulus Testing: Demonstrated an Overall Improvement in Vision in Treated Eyes  Mean CFB: 0. 86 log improvement in study eyes vs 0. 16 in control eyes  Study eyes showed larger change from baseline, demonstrating improvement in vision  Pre-treatment interocular difference  Baseline: IOD average of 0. 3 log better sensitivity in control eyes  Post-treatment: IOD switched, with average of 0. 7 log better sensitivity in study eyes  BL, baseline; CFB, change from baseline; FST, full-field stimulus testing; IOD, interocular difference; SEM, standard error of the mean.  Study eye minus  control eye  Smaller symbols:  Individual values  Larger symbols:  Mean ± SEM  Smaller symbols:  Individual values  Larger symbols:  Mean ± SEM  Mean CFB in FST Mean IO D in F ST

 8  FST: Retinal Sensitivity Gains Comparable to Adult Patients Treated with Luxturna  -4  -3  -2  -1  0  BL M1 M3 M6 M12  Mean sensitivity  [log phot-cd.s.m-2]  -4  -3  -2  -1  0  Mean sensitivity [log phot-cd.s.m-2]  -4  -3  -2  -1  0  BL M1 M3 M6 M12  Mean sensitivity  [log phot-cd.s.m-2]  -4  -3  -2  -1  0  Mean sensitivity  [log phot-cd.s.m-2]  -4  -3  -2  -1  0  BL M1 M3 M6 M12  Mean sensitivity [log phot-cd.s.m-2]  -4  -3  -2  -1  0  Mean sensitivity  [log phot-cd.s.m-2]  Su b j e c t 0 1 - 03 Su b j e c t 0 1 - 01 * Su b j e c t 0 1 - 04   D a r k - a d a p t e d r e d  L i g h t - a d a p t e d r e d  D a r k - a d a p t e d r e d  BL M1 M3 M6 M12 BL M1 M3 M6 M12 BL M1 M3 M6 M12  *Subject 01-01 was measured in light-adapted conditions; Remaining rod function was strong enough that it interfered with measuring cone function; to isolate and measure  cone responses, rods had to be desensitized by adapting the eye to white light  Note: Subject 01-03 and 01-04 are cone-mediated disease and Subject 01-01 is rod-mediated disease.  BL, baseline; FST, full-field stimulus testing; M, month.  D a r k - a d a p t e d b l u e  L i g h t - a d a p t e d b l u e  D a r k - a d a p t e d b l u e  Study eyes  Control eyes  Study eyes  Control eyes

FST: Improvement in Cone-mediated Vision in Treated Patients

FST data with red stimuli at Baseline and Month 12:


Subject 01-03
Dark-adapted
Subject 01-01
Light-adapted
Subject 01-04
Dark-adapted
BSL
M12
Control Eye
Study Eye
Proportion Seen [%]
Better vision
Integrated Luminance [log phot-cd.s.m-2]

- Study eyes: At 12 months, the proportion of stimuli seen shifted left toward lower luminance in all treated eyes, demonstrating better vision
- Control eyes: Minimal to no change

9 BSL, baseline; FST, full-field stimulus testing; M, month.

 Pupillary Light Reflex: Results Supportive of Improved Cone-Mediated Vision Through 12 Months  Pupil responses were larger in study eyes  (green lines) compared to control eyes (black lines) and baseline (gray lines)  Treated eyes demonstrated a shift toward dimmer intensities compared to baseline  − Subjects 01-03 and 01-04 showed clear shift to the left confirming sensitivity gains  10

Visual Acuity: Overall Improvements in Treated Patients



Control eyes
Study eyes
VA, CFB [logMAR]
-1.2
-0.9
-0.6
-0.3
0.0
0.3
Improvement
No change from baseline
BL
1
3
6
12
Smaller symbols: Individual values
Larger symbols: Mean ± SEM
Study eye minus control eye
VA, IOD [logMAR]
Study Eyes Better
Pre-treatment interocular difference
Time After Treatment [months]

CFB in Visual Acuity

- Study eyes improved to 0.48 logMAR (~5 lines on VA chart) at 6 months
- Control eyes fluctuated within 0.18 logMAR, with no improvement

Mean IOD in Visual Acuity

- Symmetry / no difference between eyes at baseline
- Post-treatment IOD favored study eyes by average of 0.3 logMAR

11
CFB, change from baseline; IOD, intraocular difference; logMAR, logarithm of the minimum angle of resolution; VA, visual acuity.

 0.9  0.7  0.5  0.3  0.1  -0.1  -0.3  -0.5  -0.7  VA, CFB [logMAR]  0.9  0.7  0.5  0.3  0.1  -0.1  -0.3  -0.5  -0.7  VA, CFB [logMAR]  12  Visual Acuity: Improvements from Baseline Demonstrated in Two Patients Over 12 Months  0.9  0.7  0.5  0.3  0.1  -0.1  -0.3  -0.5  -0.7  VA, CFB [logMAR]  Control eyes Study eyes  S u b j e c t  0 1 - 03   S u b j e c t  0 1 - 01   S u b j e c t  0 1 - 04   Improvement  VA improvements over 12 months in patients 01 -03 and 01-04  Formed vision possible for the first time in the most severely affected patient (most advanced disease), 01-03  CFB, change from baseline; VA, visual acuity.  Improvement  Improvement  Baseline VA  Baseline VA  Baseline VA

Microperimetry Confirms Foveal Improvement: Subject 01-04 had Greater than 18-Fold Improvement in Macular Sensitivity

Control Eye
Small area of severely reduced sensitivities at 5 points with no change through 12 months


Control Eye
Study Eye
Sensitivity
Fixation
Sensitivity
Fixation
BL
1 M
12 M

Study Eye

- **Baseline:** Measurable only in scattered points of barely detectable sensitivity; Fixation unsteady, over area of ~10 degrees
- **1 Month:** Improvement with detectable sensitivities in 19 points over area of ~15 degrees

Fixation stabilized and shifted toward foveal center, suggesting improved central vision

13 Note: Microperimetry only possible in one subject; Two subjects could not fixate.

 B a s e l i n e  D a y 9 0  4  4  4 8  12  10  14  18  8 10  14  10  14  Possible FDA Registrational Endpoint  7dB difference in the same 5 prespecified loci at two or more timepoints may be a standalone registrational endpoint  D i f f e r e n c e a t s e l e c t l o c i  FDA, Food & Drug Administration.

 15  Uneventful Subretinal Injections and Unchanged Retinal Structure  Uneventful subretinal injections  Unilateral injection; 300 µl volume  Retinotomies (black dots) and resulting subretinal blebs (white dashes)  Blebs coalesced near foveal center (arrows)  No major changes in retina post-treatment  Retina reattached post-injection  OCT images through foveal center of treated eye at BL and 1 year after procedure  B L   12   M o n t h s  Functional retinal pigment epithelium  BL, baseline; OCT, optical coherence tomography.

 No dose-limiting toxicities  No serious adverse events  Anticipated adverse events were mild and unrelated to treatment  − Mostly related to use of systemic steroid or with surgical procedure  All early AEs resolved within 30 days of the procedure  16  OPGx-LCA5 was Safe and Well-Tolerated Through One Year  AE, adverse event; LCA5, Leber congenital amaurosis 5.

 Data from first three adult patients presented to IDSMC  Compelling data demonstrating efficacy  Signal akin to Luxturna  No toxicity  OPGx-LCA5 low dose = 1E10 vg/eye  Luxturna dose = 1.5E11 vg/eye, with some cases of post-approval  inflammation  Unanimous recommendation to push for a seamless 1/2/3 design with data-driven dose escalation  Independent Data Safety Monitoring Committee Recommendation  IDSMC, Independent Data Safety Monitoring Committee; LCA5, Leber congenital amaurosis 5.  17

 “I initially agreed to participate in trial to help people, including a child in our own neighborhood who also has LCA5. I wanted this research to  advance understanding and treatments that could make a difference for him and so many others.  After surgery and recovery, I’ve found the trial and treatment has also helped me find more joy in the little things—now I'm able to see fireworks light up the sky and appreciate the food on my plate—and improve my ability to do daily tasks that those without retinal diseases may take for granted like spotting my Uber and using utensils. I look forward to the possibility of treating my other eye once the trial advances to Phase 2.”  - OPGx-LCA5 Clinical Trial Participant  A Patient’s Journey in the OPGx-LCA5 Trial: Helping Others and Life-changing Moments  “  “  LCA5, Leber congenital amaurosis 5.  18

 OPGx-LCA5 Clinical Development Plan  Alan,  LCA5 patient  LCA5, Leber congenital amaurosis 5.

OPGx-LCA5 Primary and Secondary Endpoints

FDA Discussion /Agreement

- **FDA meeting:** March 3, 2025
- **Final FDA minutes:** April 3, 2025
- **Pre-Type D meeting comments:** FDA open to adaptive Phase 1/2/3 clinical trial design proposed
  - Primary control is change from baseline assessments of MLoMT (6-month run-in compared to 6-month post-treatment)
- FDA open to potentially skipping further dose escalation if 3 adolescent *LCA5* subjects show response of MLoMT ORT of 3 or more

- **Primary endpoint:** MLoMT ORT; Change from baseline in total number of objects recognized
  - FDA pre-meeting feedback indicates **openness to new primary endpoint**
  - **Must provide to IND:** Justification of endpoint relevance in LCA5, tools intended for assessing study outcomes, interview guide for planned cognitive interviews supporting MLoMT measure in LCA5, quantitative assessment of reliability and construct validity for interviews, scoring algorithm, and plans for handling missing data
- **Secondary endpoints:**
  - **Composite MLoMT** measure incorporating orientation, total number of objects recognized, along with luminance
  - **FST** is a key secondary endpoint
  - **Pupillometry** as additional secondary endpoint

FDA, Food and Drug Administration; FST, full-field stimulus testing; IND, Investigational New Drug; LCA5, Leber congenital amaurosis 5; MLoMT, multi-luminance orientation and mobility testing; ORT, object recognition threshold.

20

 A Precedent for Future Trials  Quicker Time to Approval  2028 vs 2031  Rationale for Adaptive Design for OPGx-LCA5 Clinical Trial  Lower Clinical  Costs  5M vs 7M 30% reduction  21  LCA5, Leber congenital amaurosis 5.

FDA Approves Adaptive Phase 1/2 Trial Design and Streamlined CMC Package

Phase 1/2 Cohort 1
(Low Dose: 1E10 vg/eye)

3 Adult
Treated, 1.5 yr
Follow Up

+Day 30
Safety
Eval

3 Pediatric
Q1-Q2 2025
Dosing

+3 ORT in MLoMT at 6 Months in 3 Pediatric Subjects

Achieved

Convert to Pivotal in Pediatric Subjects
(Low Dose: 1E10 vg/eye)

15 Pediatric Subjects
(Q4 2026 – Q3 2027 Dosing)

Includes **6-month run-in** to collect primary endpoint data, allowing:
- Establishment of an *LCA5*-specific MLoMT reference data set
- Subjects to be used as their own controls

CMC: Requesting FDA to allow manufacture of only 1 batch
- 1 batch will provide enough vector to treat entire U.S. *LCA5* population
- In Pre-Type D comments, FDA seems open to path to BLA without new batch, batch production may only be for post-approval (commercial) use

BLA, Biologics License Application; CMC, chemistry, manufacturing, and controls; FDA, Food and Drug Administration;
LCA5, Leber congenital amaurosis; MLoMT, Multi-luminance orientation and Mobility Test; ORT, object recognition threshold.

22

OPGx-LCA5 Timelines



Today
2025
2026
2027
2028
Q1
Q2
Q3
Q4
2028
CMC
Full GMP Commitment
Mfg & release
Patient Enrollment
D30 data
M6 data
Enroll & Treat
M3 data
EOP2
Submit MR
Prepare BD
EOP2 meeting
Run-In
Protocol, site contracting
Protocol to FDA
IRB approval
Enroll 16 patients
6M data all pts
5 pts enrolled
6M data on 5 pts
Pivotal Data
Submit revised protocol
IRB approval
Treat 16 patients
M6 data
BLA
Prepare BLA
File BLA

BLA, Biologics License Application; CMC, chemistry, manufacturing, and controls; EOP, end of phase; FDA, Food and Drug Administration; GMP, Good Manufacturing Practices; IRB, Institutional Review Board.

23

 OPGx-LCA5 Use of Funds  BLA, Biologics License Application; CMC, chemistry, manufacturing, and controls; CRO, contract research organization; FPI, first patient in;  24 IND, Investigational New Drug; LPI, last patient in.  $(000s)  CMC  Pre-/Non-clinical  Clinical  Total  2025  Q1  $0  $25  $244  $269  Q2  $0  $25  $244  $269  Q3  $600  $60  $244  $904  Q4  $1,000  $60  $244  $1,304  Total  $1,600  $170  $975  $2,745  2026  Q1  $2,600  $30  $368  $2,998  Q2  $2,600  $30  $368  $2,998  Q3  $1,600  $30  $368  $1,998  Q4  $100  $30  $368  $498  Total  $6,900  $120  $1,470  $8,490  2027  Q1  $125  $30  $352  $507  Q2  $125  $30  $352  $507  Q3  $125  $30  $352  $507  Q4  $125  $30  $352  $507  Total  $500  $120  $1,410  $2,030  2028  Q1  $125  $0  $309  $434  Q2  $125  $0  $309  $434  Q3  $125  $0  $309  $434  Q4  $125  $0  $309  $434  Total  $500  $0  $1,235  $1,735  2025-2028 Total  $9,500  $410  $5,090  $15,000  K e y P r o g r a m A s s u m p t i o n s  IND  Complete  Pivotal  FPI (treated): Nov 2026,  LPI July 2027  BLA  Q2 2028  CMC  Start analytical work Q3 2025, 1 commercial batch  Other  Nonclinical: Gene expression- and function-based potency assay development (in house + assay transfer and validation at a CRO)

 OPGx-BEST1  Phase 1/2-Ready Gene Therapy for  BEST1-associated Disease  BEST1, bestrophin 1.

OPGx-BEST1 Strategy

OPGx-BEST1 DUO-1001

- **Design:** Phase 1b/2a, open-label, non-randomized, single ascending dose escalation, safety and tolerability study of OPGx-BEST1 in subjects with BVMD or ARB (Basket approach with traditional 3x3 design)
- **Initial dosing:** ARB patients only
- **Up to 3 doses evaluated:** 1.4 E9 vg/eye (cohort 1), 4.5 E9 vg/eye (cohort 2), and 2.25 E10 vg/eye (cohort 3); unilaterally injected

- Traditional 5x3 dose escalation is partially skipped if evidence of full-fluid resolution within 6 months after treatment is seen in Cohort 1 (or Cohort 2)
  - At first occurrence of full fluid resolution in majority (2/3) of a dose cohort, converts to pivotal study extension with 1:1 randomization with crossover (low dose - 1E10 vg/eye)
  - Becomes adaptive Ph 1/2/3 approach like the proposed OPGx-LCA5 adaptive design

26 ARB, autosomal recessive BEST1; BEST1, bestrophin 1; BVMD, best vitelliform macular dystrophy.

 Pi vot a l  Design: 1:1 drug vs control (with crossover)  Subjects: 30, 6-month endpoint to file  Trial sites: 8 (TBD)  FPI: Q1 2027  LPI: Q1 2028  6-month data: Q2 2028  File BLA: Q3 2028  OPGx-BEST1 Clinical Development Assumptions  Ph a se 1 / 2  Subjects: 5 Pediatrics at low dose, no escalation  Trial sites: 3 (1 EU, 2 US)  FPI: Oct 2025  LPI: Jan 2026  27  BEST1, bestrophin 1; BLA, Biologics License Application; FPI, first patient in; LPI, last patient in.

 OPGx-BEST1 DUO-1001 Clinical Design  Cohort 1: Low Dose  (1.4E9 vg/eye)  1st Dose 2025  1st Cohort will include Autosomal  Recessive BEST1 (ARB) subjects  OCT Shows Full Fluid Resolution within  6 Months  Cohort 3: High Dose  (2.25E10 vg/eye)  Cohort 2: Mid Dose (4.5E9 vg/eye)  1st Dose  Q3 2026  1st Dose  Q1 2026  28  Convert to pivotal Phase 3 extension of pediatric patients  (low dose – 1.4E9 vg/eye)  30 Subjects  BEST1, bestrophin 1; IDMC, Independent Data Monitoring Committee; OCT, optical coherence tomography.

 OPGx-BEST1 Timelines  BEST1, bestrophin 1; BLA, Biologics License Application; CMC, chemistry, manufacturing, and controls; CRO, contract research organization; D, day; DP, drug product;  EOP, end of phase; FDA, Food and Drug Administration; FU, follow-up; GMP, Good Manufacturing Practices; IND, Investigational New Drug; IRB, Institutional Review  29 Board; M, month; P, patient.

OPGx-BEST1 Use of Funds

Key Program Assumptions	
IND	File Aug 2025
Phase 1	FPI: Oct 2025 LPI: Jan 2026
Pivotal	FPI: Q1 2027 LPI: Q1 2028
BLA	Q3 2028
CMC	Initiate full GMP lot after human POC
Other	Nonclinical: gene expression and function-based potency assay development

$(000s)		CMC	Pre-/Non-clinical	Clinical	Total
2025	Q1	$400	$36	$271	$790
	Q2	$200	$36	$271	$590
	Q3	$200	$36	$271	$1,590*
	Q4	$200	$36	$271	$490
	Total	$900	$144	$1,085	$3,129
2026	Q1	$3,000	$30	$476	$3,708
	Q2	$2,200	$30	$476	$2,908
	Q3	$3,600	$30	$476	$4,308
	Q4	$100	$30	$476	$4,058**
	Total	$8,900	$120	$1.903	$14,173
2027	Q1	$100	$30	$443	$693
	Q2	$100	$30	$443	$693
	Q3	$100	$30	$443	$693
	Q4	$100	$30	$443	$693
	Total	$400	$120	$2,293	$2,293
2028	Q1	$100	$0	$412	$647
	Q2	$100	$0	$412	$647
	Q3	$100	$0	$412	$2,147
	Q4	$100	$0	$412	$647
	Total	$400	$0	$1,649	$2,049
2025-2028 Total		$10,600	$384	$6,410	$21,644

*includes $1,000 license milestone
**includes $3,250 license milestone

BEST1, bestrophin 1; BLA, Biologics License Application; CMC, chemistry, manufacturing, and controls; CRO, contract research organization; FPI, first patient in; GMP, Good Manufacturing Practices; IND, Investigational New Drug; LPI, last patient in; POC, proof of concept.

30

 Timing and Use of Funds  OPGx-LCA5 and OPGx-BEST1  BEST1, bestrophin 1; LCA5, Leber congenital amaurosis 5.

 BEST1, bestrophin 1; BLA, Biologics License Application; EOP, end of phase; G&A, general and administrative; GMP, Good Manufacturing Practices;  32 IND, Investigational New Drug; LCA5, Leber congenital amaurosis 5; M, month.  OPGx-LCA5 & OPGx-BEST1 Timing and Use of Funds  Cash runway  Cash runway to 2 approvals  $15M  $22M  $48M  Q1  G&A  $12M  $12M  Confidential. Do Not Distribute. | March 2025  $12M  $12M  In-line filter

 Every  patient’ s eyes tell a story  Images of real patients with IRDs.  Confidential. Do Not Distribute. | March 2025

 34  OPGx-LCA5 Phase 1/2 Study: Summary of Patient Demographics  BL, baseline; HM, hand motion; LCA5, Leber congenital amaurosis 5; OD, right eye; OS, left eye; SRI, subretinal injection.  Age  26  34  19  Sex  Male  Female  Female  Study eye  OS  OS  OD  Date of dosing  Aug 7, 2023  Sep 11, 2023  Nov 13, 2023  LCA5 variants; Allele 1/Allele 2  Gln279/Gln279  Arg255Gln/del.Exon1  Arg255/Arg255  Visual acuity  OD: HM  OS: HM  OD: 20/300  OS: 20/400  OD: 20/200  OS: 20/200  Refraction  OD: +3.00  OS: +3.00  OD: -1.50  OS: -2.50  OD: +2.25  OS: +2.00  Foveal  thickness (m)  BL   OD: 121  OS: NA  OD: 123.5  OS: 127.1  OD: 232.2  OS: 226.5  3M  OD: 136  OS: 133.5  OD: 127.1  OS: 119.3  OD: 170.8  OS: 205.1  S u b j e c t 0 1 - 03 S u b j e c t 0 1 - 01 S u b j e c t 0 1 - 04   Null or non-functional proteins, poor VA, and severe photoreceptor loss (thin retinas/foveas)

OPGx-LCA5 Phase 1/2 Study: Study Endpoints

Primary: Safety/Tolerability	Secondary: Efficacy	Exploratory: Efficacy
• DLT events • Procedure-related AEs • Number/severity of AEs • OCT: Changes in total and outer retinal thickness	• Dark-adapted FST • BCVA • Oculomoter control and fixation stability • Dark-adapted TPLR • mVFQ-25 • MLCVA	• Visual function/functional vision • Microperimetry • Kinetic perimetry • VR-O&M test (or DMLMT) • FDT perimetry • LA-TPLR • Additional methods as warranted • Immunogenicity • Neutralizing and binding antibodies to AAV8 • Viral shedding • Antibodies to LCA5 protein • ELISpot assay for T cell responses

AE, adverse event; BCVA, Best corrected visual acuity; DLT, dose-limiting toxicity; DMLMT, digital multi-luminance mobility test; FDT, frequency doubling technology; FST, full-field sensitivity testing; LA-TPLR, light-adapted transient pupillary light reflex; LCA5, Leber congenital amaurosis 5; MLCVA, mesopic, low-contrast visual acuity; mVFQ-25, Modified National Eye Institute Visual Functioning Questionnaire-25; OCT, optical coherence tomography; TPLR, transient pupillary light reflex; VR-O&M, virtual reality orientation and mobility.

35

OPGx-LCA5 Phase 1/2 Study: Ocular Adverse Events

Subject	Sign or Symptoms	Eye	Unexpected AE	Date of onset	Date of resolution	Surgery related?	Oral steroid-related?/Taper onset	Action taken
01-01	Eye pain	Study (OS)	No	Sep 11	Sep 12	Yes	No	Concomitant medication
	Corneal abrasion	Study (OS)	Yes	Sep 18	Sep 18	No	No	Topical antibiotic and eye patching
01-03	Eye pain	Study (OS)	Yes	Aug 7	Aug 8	Yes	No	Concomitant medication
01-04	Subretinal hyper reflexives	Study (OD)	Yes	Nov 13	Ongoing	Yes	No	Oral prednisone

36 LCA5, Leber congenital amaurosis 5; OD, right eye; OS, left eye.